JOINT VENTURE ANNOUNCED IN POLYMER OLED MATERIAL SUPPLY

CAMBRIDGE, United Kingdom, 24th May 2005 - Cambridge Display Technology (CDT) [Nasdaq: OLED] and Sumitomo Chemical have announced the signing of a memorandum of understanding which will lead to the formation of a new joint venture company to develop and supply advanced polymer OLED (P-OLED) materials and formulated inks for use in commercial P-OLED display and lighting applications.

The new company, to be based in Tokyo, Japan, will be owned equally by the two parent companies, and will have the largest concentration of P-OLED material development expertise and intellectual property (IP) in the OLED industry.

The parent companies will channel their existing P-OLED materials research and development activities into the new JV company, which will have access to the P-OLED material IP of the parent companies. Sumitomo has recently completed the acquisition of the Lumation™ business from The Dow Chemical Company, and will make available, on an exclusive basis, the polyfluorenes technology and IP of the Lumation business to the joint venture.

To ensure a smooth transfer of technology and to avoid disruption to customers, Sumitomo and Dow have agreed to cooperate in transitional period activities.

P-OLED materials manufacture will ultimately be based in Japan.

The joint venture will have access to the strongest materials set in the polymer OLED sector, including the current best-performing full colour P-OLED materials based on polyfluorene chemistry which CDT and Dow have separately developed over the last ten years. It will also have exclusive access to 'next generation' high efficiency materials based on dendrimer chemistry which CDT gained through the acquisition of Opsys in 2002.

Sumitomo and CDT have been working together since 2003 on the dendrimer class of materials and have made great progress.

The existing range of Sumitomo P-OLED materials will now be manufactured and supplied by the joint venture, while for CDT, this is the first time that the company has been directly involved in the materials supply business.

This new joint venture company, once established, will combine the high quality chemicals manufacturing experience of Sumitomo with the leading edge P-OLED development know-how of CDT and Sumitomo, and ensure that display and lighting producers have access to the very best performing materials. The synergies which flow from combining the experiences of the companies should increase the pace of development of P-OLED materials, and in turn this is expected to accelerate the adoption of the technology in the next generation of consumer products such as mobile phones, portable DVD players and ultimately televisions.

The parties will work on a Definitive Agreement over the coming weeks in order to implement the non-binding memorandum of understanding.

For Sumitomo Chemical, Mr. Satoshi Kawachi, Executive Vice President said: "Sumitomo Chemical has been committed to the development of P-OLED materials since 1989 and has accumulated a substantial technology base which includes technology relating to design and product manufacture. CDT has been a leader of the industry and owns advanced technology regarding P-OLED devices and materials. Combining the strengths of the two companies, along with former Dow technology, the joint venture will accelerate significantly the development of innovative materials and be able to respond to our customers' requirements."

For CDT, Dr David Fyfe, CEO said: "Sumitomo is one of the world's leading chemical companies. Sumitomo became a licensee and a CDT investor in 2001. Since that time, CDT has been developing a deepening relationship with Sumitomo Chemical, and this joint venture is the latest important product of our relationship. Sumitomo has shown great vision and boldness of action, first in acquiring the Lumation business and now in joining with us in the joint venture. We believe that this combination will have substantial synergies, and should be seen as very positive for CDT investors and the display industry alike."

About CDT

Cambridge Display Technology is a pioneer in the development of light emitting polymers (P-OLEDs) and their use in a wide range of electronic display products used for information management, communications and entertainment. P-OLEDs are part of the family of organic light emitting diodes, or OLEDs, which are thin, lightweight and power efficient devices that emit light when an electric current flows. P-OLEDs offer an enhanced visual experience and superior performance characteristics compared with other flat panel display technologies such as liquid crystal displays, and have the key advantage that they can be applied in solution using printing processes. Founded in 1992, the company is headquartered in Cambridge, UK and listed on the US Nasdaq stock exchange under the symbol 'OLED'.

More information on CDT can be found at: www.cdtltd.co.uk

About Sumitomo Chemical

Sumitomo Chemical Company, Limited is one of Japan's leading chemical manufacturers, offering a diverse range of products, including basic chemicals, petrochemicals, fine chemicals, IT-related chemicals, agricultural chemicals, and pharmaceuticals. Established in 1913, its products are now sold in more than 100 countries. Sumitomo Chemical's strong basic and applied research programs have yielded numerous products that have gained top market shares in global markets. More information is available about Sumitomo Chemical at: www.sumitomo-chem.co.jp/english/.

Statements contained in this press release that are not historical facts are "forward-looking statements" and their presence may be indicated by words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "seek," "will," "may," the negative thereof and similar expressions. There can be no assurance that future developments affecting Cambridge Display Technology, Inc. and its subsidiaries will be those anticipated by management. Among the factors, risks and uncertainties that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements are the following: the outcomes of our ongoing and future research and development activities; our ability to form and continue strategic relationships with manufacturers of P-OLED materials and displays; future demand for products using our P-OLED technology; and our future capital requirements and our ability to obtain additional financing when needed. Readers should also consider the additional factors described under the caption "Business-Risk Factors" in our 10-K and 10-Q Reports filed with the Securities and Exchange Commission. Investors should not place undue reliance on such forward-looking statements and we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Editorial Contacts

CDT -

Terry Nicklin

Marketing Director

email: tnicklin@cdtltd.co.uk

tel: +44 1954 713600